FORM LIMITED GUARANTEE

Limited Guarantee, dated as of December 4, 2006 (this “Limited Guarantee”), by [INVESTOR] (the “Guarantor”) in favor of DIRECT GENERAL CORPORATION (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger by and among ELARA HOLDINGS, INC. (“Parent”), ELARA MERGER CORPORATION (“Merger Sub”), and the Guaranteed Party, dated as of December 5, 2006 (as the same may be amended from time to time, the “Merger Agreement”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1.  Limited Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to the Guaranteed Party, as and to the extent provided in Section 2 below, the payment of [ ]1% of Parent’s obligation with respect to the Parent Termination Fee and Parent’s obligations under Section 8.3(c) of the Merger Agreement (collectively, the “Guaranteed Obligations”) to the Guaranteed Party arising under, or in connection with, the Merger Agreement; provided that the maximum aggregate liability of the Guarantor hereunder, other than in connection with fraud in the inducement by the Guarantor in connection with Parent entering into the Merger Agreement or the Guarantor entering into this Limited Guarantee, shall not exceed $[___]2 (the “Maximum Amount”), it being understood that this Guarantee may not be enforced without giving effect to the Maximum Amount. Other than for fraud in the inducement by the Guarantor in connection with Parent entering into the Merger Agreement or the Guarantor entering into this Limited Guarantee, the Guaranteed Party hereby agrees that the Guarantor shall in no other event be required to pay to any Person more than the Maximum Amount under, or in respect of, or in connection with this Limited Guarantee and the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee other than as expressly set forth herein.

2.  Terms of Limited Guarantee.

(a)  This Limited Guarantee is one of payment, not collection nor performance other than in respect of payment obligations of Parent under Section 8.3(c) of the Merger Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions.

(b)  The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of:

1 This percentage is the Investor’s pro rata portion of the aggregate commitment as of the signing of the Merger Agreement. Aggregate percentage in the guarantees shall total 100%.

2 This amount is equal to the pro rata portion of the Parent Liability Cap.

(i)  any release or discharge of any obligation of Parent contained in the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or any of its assets;

(ii)  any amendment or modification of the Merger Agreement made in accordance with the terms thereof, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof ;

(iii)  the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise; or

(iv)  any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor.

(c)  The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

(d)  The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice.

(e)  The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

3.  Sole Remedies. The Guaranteed Party acknowledges and agrees that the sole cash asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless the Closing occurs. The Guaranteed Party further agrees that it has no right of recovery against the Guarantor, any former, current or future, direct or indirect director, officer, employee, agent or Affiliate of the Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of the Guarantor (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of the Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling Person, representative or assignee of any of the foregoing (each such Person, a “Related Person”), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantor or any Related Person, or otherwise, except for its rights against the Guarantor under this Limited Guarantee; provided, however, that in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Maximum Amount, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding (it being understood and agreed that the Guaranteed Party shall not be entitled to specific performance in respect of Parent’s obligations under the Merger Agreement other than the payment obligations under Section 8.3(c) thereof) or by virtue of any statue, regulation or other applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the liability of the Guarantor hereunder. Recourse against the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and any Related Person (other than against Parent) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Person (other than against Parent), except for claims of the Guaranteed Party against the Guarantor or a Successor Entity under this Limited Guarantee. Nothing set forth in this Limited Guarantee shall affect any liability of Parent to the Guaranteed Party or shall confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein. Notwithstanding anything in this Limited Guarantee to the contrary, this Limited Guarantee shall not limit the liability the Guarantor may have to the Guaranteed Party for fraud in the inducement in connection with entering into this Limited Guarantee, the Merger Agreement or the transactions contemplated thereby.

4.  Subrogation. The Guarantor will not exercise any rights of subrogation or contribution, reimbursement, exoneration or indemnification or any right to participate in any claim or remedy of the Guaranteed Party against any other Person, whether arising by contract or operation of law (including without limitation any such right arising under bankruptcy or insolvency Laws) or otherwise, including, without limitation, the right to take or receive from such Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right by reason of any payment or performance by it pursuant to the provisions of Section 1 hereof or the enforcement of the Guarantor’s obligations hereunder unless and until the Guaranteed Obligations have been paid in full.

5.  Termination. This Limited Guarantee shall terminate and the Guarantor shall have no further obligation under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent and Merger Sub would not be obligated to make any payments under Section 8.3(c) of the Merger Agreement or otherwise pursuant to the Merger Agreement; (iii) three months after the termination of the Merger Agreement in accordance with its terms; and (iv) the second year anniversary of the date hereof. In the event that the Guaranteed Party or any Subsidiaries of the Guaranteed Party asserts in any litigation relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Maximum Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against the Guarantor or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), the obligations of the Guarantor under this Limited Guarantee shall terminate forthwith and shall thereupon be null and void.

6.  Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7.  Entire Agreement. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent and the Guarantor or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, except for the Merger Agreement and the Confidentiality Agreement dated February 16, 2006.

8.  Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party or, in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

9.  Counterparts. This Limited Guarantee may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Limited Guarantee will become effective when duly executed by each party hereto.

10.  Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Limited Guarantee must be in writing and must be delivered, given or otherwise provided:

(a)  by hand (in which case, it will be effective upon delivery);

(b)  by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)  by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the next business day after being deposited with such courier service; in each case, to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to the other parties):

If to the Guarantor, to it at:

[Fremont Partners III, L.P.]
[Fremont Partners III Side-by-Side, L.P.]
[TPG Partners V, L.P.]
[address]
Attention: [ ]
Facsimile number: [____]

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Paul J. Shim, Esq.
Facsimile: (212) 225-3999

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention:  Kenton J. King, Esq.
Leif B. King, Esq.
Facsimile: (650) 470-4570

If to the Guaranteed Party, to it at:

Direct General Corporation
2813 Business Park Drive
Memphis, TN 38118
Attention:  Tammy R. Adair, President
Fax Number:  (901) 541-3382

with copies to:

Direct General Corporation
1281 Murfreesboro Road
Nashville, Tennessee 37217
Attention:  Ron F. Wilson, Esq.
Fax Number:  (615) 366-3722

and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue
First Tennessee Building
Memphis, Tennessee 38103
Attention:  Matthew S. Heiter, Esq.
Fax Number:  (901) 577-0737

and

Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402-1498
Attention:  William B. Payne, Esq.
Fax Number:  (612) 340-2868

11.  Governing Law. This Limited Guarantee, the rights of the parties and all actions arising in whole or part under or in connection herewith will be governed by and construed in accordance with the laws of the State of Delaware.

12.  Jurisdiction; Venue; Waiver of Service of Process.

(a)  Jurisdiction. Each party to this Limited Guarantee, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware for the purpose of any action between the parties arising in whole or in part under or in connection with this Limited Guarantee, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Limited Guarantee or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)  Venue. Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Limited Guarantee, such party will bring actions only in the State of Delaware.

(c)  Service of Process. Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Limited Guarantee in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

13.  Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that (a) it has all limited partnership power and authority to execute, deliver and perform this Limited Guarantee; (b) the execution, delivery and performance of this Limited Guarantee by the Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the undersigned are necessary therefor; (c) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (d) the execution, delivery and performance by the undersigned of this Limited Guarantee do not and will not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Law or judgment, order or decree of any Governmental Authority or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the Guarantor is a party; and (e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Guaranteed Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 6 hereof.

14.  No Assignment. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party), except that if a portion of the Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligations hereunder may be assigned to the same assignee; provided that any such assignment shall not relieve the Guarantor of its obligations hereunder.

15.  Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

16.  Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

17.  Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

GUARANTOR:                     [FREMONT PARTNERS III, L.P.]
                       [FREMONT PARTNERS III SIDE-BY-SIDE, L.P.]
               [TPG PARTNERS V, L.P.]

                               By: [   ], its [general partner][managing member]

                               By:___________________________________
                                     Name:
                                     Title:

GUARANTEED PARTY:                DIRECT GENERAL CORPORATION

                    By:___________________________________
          Name:
                  Title: